Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 26, 2009 (September 16, 2009 as to Note 4) related to the financial statement of CreXus Investment Corp. as of June 22, 2009 appearing in Registration Statement No. 333-160254 on Form S-11 of CreXus Investment Corp.

/s/ DELOITTE & TOUCHE LLP

New York, New York
September 30, 2009